Exhibit 10.2

AMERICAN WELL CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Originally Adopted November 2, 2020; and

Amended and Restated on April 20, 2023

Non-employee members of the board of directors (the “Board”) of American Well Corporation (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy became effective on November 2, 2020 and shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.

1. Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $75,000 for service on the Board. Each Non-Employee Director shall also receive $5,000 annually in addition to the annual retainer for serving as a Board Chair for one of the three (3) established Board Committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

(b) Payment of Retainers. The annual retainer described in Section 1(a) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the retainer(s) otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Section 1(a) , with such prorated portion determined by multiplying such otherwise payable retainer by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2020 Equity Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan.

(a) Annual Awards. Each Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be automatically granted, on the date of such Annual Meeting, an award of restricted stock units that have an aggregate fair value on the date of such Annual Meeting of $200,000 (as determined in accordance with ASC 718 and with the number of shares of common stock underlying such award subject to adjustment as provided in the Equity Plan). The awards described in this Section 2(a) shall be referred to as the “Annual Awards.” For the avoidance of doubt, if the Company’s Annual Meeting does not occur by June 30 of each calendar year, each Non-Employee Director shall be automatically granted an Annual Award on June 30.

(b) Initial Awards. Except as otherwise determined by the Board, each Non-Employee Director who is initially elected or appointed to the Board on any date (including the date of an Annual Meeting) shall be automatically granted, on the date of such Non-Employee Director’s initial election or appointment (such Non-Employee Director’s “Start Date”), an award of restricted stock units that have an aggregate fair value on such Non-Employee Director’s Start Date equal to $400,000 (as determined in accordance with ASC 718). The awards described in this Section 2(b) shall be referred to as “Initial Awards.” For the avoidance of doubt and notwithstanding anything set forth herein, (i) no Non-Employee Director shall be granted more than one Initial Award, and (ii) in the event that a Non-Employee Director’s Start Date occurs on the date of an Annual Meeting, such Director shall receive an award of restricted stock units that have an aggregate fair value on such Non-Employee Director’s Start Date equal to $600,000 (as determined in accordance with ASC 718) (which is meant to represent the sum of an Initial Award and an Annual Award).

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(b) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section 2(a) above.

(d) Vesting of Awards Granted to Non-Employee Directors. Each Annual Award shall vest on the earlier of (i) the day immediately preceding the date of the first Annual Meeting following the date of grant and (ii) the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through the applicable vesting date. Each Initial Award shall vest ratably over a period of three years, with such tranches vesting on the first, second and third anniversaries of the date of grant. No portion of an Annual Award or Initial Award that is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter.

3. Expenses

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board meetings and meetings of any committee of the Board; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy applicable to directors, as in effect from time to time. To the extent that any taxable reimbursements are provided to any Non-Employee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during such individual’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of such individual’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.